Exhibit 16.1
July 16, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Genta Incorporated’s Form 8-K dated July 16, 2008, and have the following comments:
1.	We agree with the statements made in the second, third and fifth paragraphs, and the first sentence of the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph, and the second sentence of the first paragraph.
Yours truly,
/s/ Deloitte & Touche LLP
Parsippany, New Jersey